UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2021

THEMAVEN, INC.

(Exact Name of Registrant as Specified in Charter)

delaware	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, 24th Floor, New York, New York	10281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-321-5002

225 Liberty Street, 27th Floor, New York, New York 10281

(Former Name, or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 12, 2021, the Board of Directors (the “Board”) of theMaven, Inc. (the “Company”) appointed Spiros Christoforatos as Principal Accounting Officer, effective at a future date yet to be determined (the “Effective Date”). On the Effective Date, Mr. Christoforatos will assume the responsibilities as Principal Accounting Officer that are currently performed by the Company’s Chief Financial Officer, Douglas Smith. Mr. Smith will continue serving in his role as Chief Financial Officer. Mr. Christoforatos will perform such duties and responsibilities that are consistent with the position of a Chief Accounting Officer and will report to the Chief Financial Officer.

Mr. Christoforatos, age 41, most recently served as the Vice President Controller at Madison Square Entertainment from April 2018 to October 2021 where he oversaw all accounting operations for the venues, live entertainment, the Christmas Spectacular, TAO, and the construction of a new venue in Las Vegas, Nevada. Mr. Christoforatos also served in varying capacities at Comcast NBCUniversal from November 2011 through April 2018. His roles included serving as the Director of SEC Reporting for both companies, International Corporate Controller, in which role he oversaw more than 70 operating companies in various foreign jurisdictions, and Cable Entertainment Controller, in which role he oversaw the accounting operations for eight cable networks and two television production studios. From May 2011 to November 2011, Mr. Christoforatos served as Director of SEC Reporting for W.P. Carey and from January 2007 through May 2011, Mr. Christoforatos served as Manager of SEC Reporting at Viacom. Prior to his corporate experience, Mr. Christoforatos began his career as an auditor with KPMG from August 2001 to January 2007. Mr. Christoforatos earned his Bachelor of Arts in Accounting from Hofstra University and is an active CPA.

There is no arrangement or understanding between Mr. Christoforatos and any other person pursuant to which he was selected as the Principal Accounting Officer. Mr. Christoforatos has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Mr. Christoforatos entered into an executive employment agreement, dated October 4, 2021 (the “Agreement”), pursuant to which Mr. Christoforatos will serve as the Chief Accounting Officer. He will receive an annual base salary $275,000 and will be eligible to receive an annual performance bonus having a target value of 30% of his base salary, or $82,500, which will be prorated with respect to 2021. In order to be eligible to receive an annual performance bonus, Mr. Christoforatos must be employed by the Company on the last day of the applicable fiscal year. In addition, the Agreement provides for a stock option grant exercisable for up to 256,372 shares of the Company’s common stock. The stock option will be in all respects subject to the Company’s 2019 Equity Incentive Plan (the “Plan”) and any amendments thereto, and conditioned upon Mr. Christoforatos execution of a stock option agreement evidencing the grant of the option award. The terms and conditions upon which the option award may be exercised, including, if at all, after termination of Mr. Christoforatos’ employment or services, are governed by the Plan and the option agreement. The Agreement provides that if the Company terminates Mr. Christoforatos without cause, or Mr. Christoforatos terminates his employment for good reason, then he will be entitled to receive an amount equal to six (6) months’ of his annual salary as a severance payment.

Mr. Christoforatos is entitled to participate in the Company’s employee benefits programs and has executed the Company’s standard Employee Confidentiality and Proprietary Rights Agreement. He is also subject to customary non-competition, non-solicitation, and confidentiality restrictive covenants.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement by and between the Company and Spiros Christoforatos, dated October 4, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: October 18, 2021	By:	/s/ Douglas B. Smith
	Name:	Douglas B. Smith
	Title:	Chief Financial Officer